EXHIBIT 10.17


August 7, 2001

Mr. Eddie Esserman
Media Services Group, Inc.
507 Ocean Boulevard
Suite 201-5
St. Simons Island, Georgia 31522

Dear Mr. Esserman:

Pursuant to preliminary discussions and our personal Due Diligence, Worldwide PetroMoly, Inc. d/b/a Small Town Radio, Inc., a Georgia Corporation and any subsidiary thereof as designated by Worldwide PetroMoly, hereinafter referred to as "Buyer," is prepared to enter into an Asset Purchase Agreement with Fall Line Media, Inc. as Owner of WJFL-FM Tennille, and hereinafter referred to as "Seller" for the above named FM radio stations.

1. The Seller will deliver 100% of the assets of WJFL-FM, excluding accounts receivable, but excluding cash on hand. (/s/ KHC 8-16-01)

2. In consideration therefore, Buyer will pay Seller $330,000 as follows:
$330,000 cash at closing. (/s/ KHC 8-16-01)

3. Buyer will place $16,500 to be held in escrow upon filing of the Asset Purchase Agreement with the FCC. (/s/ KHC 8-16-01)

4. Seller will continue to operate WJFL-FM in the same manner as has been the practice in the past from the date of this letter to closing date, and will make no significant changes, other than normal course of business.

5. Seller warrants that the information furnished Buyer during these negotiations is correct in all material respect and that the Seller has not failed to make known to the Buyer any material fact which might influence the Buyer's decision to make this offer under these conditions.

6. Seller further agrees that upon acceptance of this letter/agreement further Due Diligence will be required on the part of the Buyer and that Seller will give access to Buyer and/or his certified representative - all financial and other records deemed necessary to complete due diligence.

7. Both Buyer and Seller recognize that any sale or transfer of the license of WJFL-FM are subject to the approval by the Federal Communications Commission (FCC). Buyer believes he is a qualified licensee and will be approved by the FCC to control Radio Stations WFJL-FM. Seller knows of no reason why its transfer application would not be approved and has no reason to suspect a challenge to the transfer will be made.

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8.  Both parties will expeditiously file an application for the transfer of control with the FCC and actively pursue the approval thereof. Buyer will be responsible for all FCC fees in connection with the filing of the application.

9. Both Buyer and Seller agree to cooperate in the drafting of the Asset Purchase Contract and will recognize the spirit and intent of this letter as the basis for such an agreement.

10. This letter is NOT a contract. It is an expression of our intent to purchase Radio Stations WJFL-FM on the terms set forth herein and is further subject to the execution of a mutually agreeable definitive Asset Purchase Contract.

11. Seller agrees to withdraw Radio Stations WJFL-FM from the market and discontinue any discussions with other potential buyers based on the terms of this agreement for a period of 30 days.

12. This offer is made and is good if accepted by 5:00 p.m. (EDT) Friday, August 17, 2001. (/s/ KHC 8-16-01)

13. Buyer and Seller will each be responsible for their personal legal fees. Buyer is making this offer through the Media Brokerage firm of Media Services Group, Inc. Seller will be fully responsible to pay the brokerage fee at closing to Media Services Group, Inc.

Sincerely,

/s/ Don Boyd
Don Boyd, President
Small Town Radio, Inc.


AGREED: /s/ K. Cumming     DATE: 8-10-01